Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

PETsMART Investor Line
(623) 587-2025

Bruce Richardson
PETsMART Corporate Communications
(623) 587-2177

PETsMART REVISES FOURTH QUARTER OUTLOOK

PHOENIX, Ariz. – January 18, 2005 – PETsMART, Inc. today revised its outlook for the fiscal fourth quarter, which ends January 30, 2005.

     The company now expects fourth quarter comparable store sales – or sales growth in stores open at least a year – of approximately 5 percent. The company also forecasts 2004 earnings per share in the range of $1.16 to $1.17, including a previously announced after-tax gain of $3.6 million from a legal settlement.

     “Like many retailers, we experienced a slower-than-expected holiday selling season, but results improved as the quarter progressed and we are now back to normal levels of traffic and sales,” said Phil Francis, PETsMART’s chairman and CEO.

     Francis said the company’s efforts to tightly control operating expenses and inventories helped mitigate the bottom line impact of the holiday season. “We’ve kept inventory very much in line and expect to end the quarter with average inventories per store comparable to the same period last year, which puts us in a solid position heading into the first quarter of 2005,” Francis said.

     In addition, Francis said the company continues to feel optimistic about the business and its long-term prospects. “Even with our revised guidance, we will achieve our goal of 20 percent earnings per share growth for the year and we believe that rate of growth continues to be achievable in the future. With our current projection of 5 percent comparable sales growth in the fourth quarter 2004, on top of 7.7 percent comps in the same period last year, our two-year comp sales growth continues to be strong. And we’re particularly encouraged by the fact that the services business has remained very strong throughout the entire quarter and continues to grow above our target rate of 20 percent.”

     PETsMART will report results for its fiscal fourth quarter and for 2004 on March 2, 2005.

     PETsMART, Inc., (NASDAQ: PETM) is the largest specialty retailer of services and solutions for the lifetime needs of pets. The company operates more than 700 pet stores in the United States and Canada, as well as a large pet supply catalog business and the Internet’s leading online provider of pet products and information (www.petsmart.com). PETsMART provides a broad range of competitively priced pet food and supplies, and offers complete pet training, grooming and adoption services. Since 1994, PETsMART Charities, an independent 501(c)3 organization, has donated more than $35 million to animal welfare programs and, through its in-store adoption programs, has saved the lives of more than 2 million pets.

     This news release contains forward-looking statements including statements relating to future revenue growth and goals and future business opportunities that involve substantial risks and uncertainties. Such risks and uncertainties include, but are not limited to, general economic conditions and our ability to manage our operations and growth. Actual results and developments may therefore differ materially from those described in this release. For more information about PETsMART, Inc., and risks arising when investing in PETsMART, Inc., you are directed to the company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.